Exhibit 10.27

MeadWestvaco Corporation

Compensation Program for Non-Employee Directors

Effective April 26, 2010, the compensation program for non-employee directors of MeadWestvaco Corporation has been modified and the form and amount of compensation consist of the following components:

(1)	Following the annual meeting of shareholders, all non-employee directors are awarded MeadWestvaco stock units valued at $85,000 which track the performance of MeadWestvaco common stock. The stock units are distributed to directors on termination of Board membership in shares of MeadWestvaco common stock.

(2)	Following the annual meeting of shareholders, all non-employee directors receive an annual cash retainer of $65,000. In addition, non-employee directors also receive an annual cash retainer based on their service as follows:

a.	Members of the Audit Committee (other than the Chair) receive an annual cash retainer of $10,000.

b.	The Chair of the Audit Committee receives an annual cash retainer of $20,000.

c.	The Chair of the Compensation and Organization Development Committee receives an annual cash retainer of $15,000.

d.	The Chair of each other standing Committee of the Board of Directors receives an annual cash retainer of $10,000.

e.	The lead director receives an annual cash retainer of $25,000.

Annual cash retainers are payable in a lump sum. Non-employee directors may elect to defer all or a portion of their annual cash retainer.